Exhibit 99.1

Vahanna Tech Edge Acquisition I Corp. Announces the Separate Trading of its Class A Ordinary Shares

and Warrants Commencing January 13, 2022

NEW YORK—January 10, 2022—Vahanna Tech Edge Acquisition I Corp. (NASDAQ: VHNAU) (the “Company”) announced that, commencing January 13, 2022, holders of the 20,010,000 units sold in the Company’s initial public offering may elect to separately trade the Class A ordinary shares and warrants included in the units. Any units not separated will continue to trade on The Nasdaq Global Market (“Nasdaq”) under the symbol “VHNAU,” and the separated Class A ordinary shares and warrants are expected to trade on Nasdaq under the symbols “VHNA” and “VHNAW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Unitholders will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The units were initially offered by the Company in an underwritten offering. Mizuho Securities USA LLC (“Mizuho”) acted as the sole bookrunner of the offering. A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on November 22, 2021.

The offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Mizuho, 1271 Avenue of the Americas, New York, New York, 10020, Attention: Equity Capital Markets; Telephone: 212-205-7600. Copies of the Company’s registration statement and prospectus for the offering are available on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About the Company

Vahanna Tech Edge Acquisition I Corp. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination with a company in any sector or geography, the Company intends to focus its search on companies with a strong connection to India and catering to a large addressable market opportunities in India or other developed geographies such as the Americas and Europe.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated separation of the units into Class A ordinary shares and warrants. No assurance can be given that the units will be separated as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus relating to the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Vahanna Tech Edge Acquisition I Corp.

https://www.vahannatech.com/contact-us